Exhibit 99.2

FIRST AMENDMENT

TO

PURCHASE AND SALE AGREEMENT

between

APOLLO RESOURCES INTERNATIONAL, INC.

MOUNTAIN STATES PETROLEUM COMPANY

AND

BC&D OIL AND GAS CORPORATION

(Sellers)

and

IMPERIAL PETROLEUM, INC.

(Buyer)

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (“Agreement”) dated August 3, 2007, is between Apollo Resources International, Inc., a Utah corporation, Mountain States Petroleum Company, a New Mexico corporation and BC&D Oil and Gas Corporation, a New Mexico corporation (herein collectively called “Seller”) and Imperial Petroleum, Inc. a Nevada corporation (herein called “Buyer”).

W I T N E S S E T H:

1.	Seller and Buyer are parties to that certain Purchase and Sale Agreement dated June 19, 2007 ( the “PSA”) pursuant to which the Seller agreed to sell certain properties to Buyer. References to the PSA shall include the PSA as amended by the First Amendment. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the PSA.

2.	The parties desire to further amend the PSA.

NOW, THEREFORE, for and in consideration of the covenants contained herein and in the PSA, the Seller and Buyer agree as follows:

Article 1.    Amendments to PSA.

1.01 Postpone Closing. Section 6(c)(ii) is hereby amended and restated as follows:

(ii) Postpone Closing. Whether or not Seller has then begun to, or ever begins to, cure one or more Asserted Defects (and whether or not Seller has elected option (iii) below with respect to one or more Asserted Defects), Seller may postpone the Closing by designating a new Closing Date not later than August 10, 2007, so that it may attempt to cure one or more Asserted Defects. Notwithstanding any such election to postpone Closing, Seller shall still have no obligation to cure Asserted Defects.

1.02 Actions At Closing. The first paragraph of Section 10(a) is hereby amended and restated as follows:

10. Closing.

(a) Actions At Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Apollo Resources International, Inc. located at First City Tower, 3001 Knox Street, Suite 403, Dallas, Texas 75205 at 10:00 a.m. local time on August 10, 2007 (“Closing Date”). The term Closing Date shall include such other date and time (i) as Buyer and Seller may mutually agree upon or (ii) to which the Closing may be postponed pursuant to Sections 6(c)(ii) or 8(a) above.

Article 3.    Miscellaneous.

3.1 PSA Continues in Effect. Except as modified by this Closing Agreement, the PSA shall continue in full force and effect as originally written.

3.2 Choice of Law. Without regard to principles of conflicts of law, this Closing Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America.

3.3 Counterparts. This Closing Agreement may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

APOLLO RESOURCES INTERNATIONAL, INC.

By:	/s/ Dennis McLaughlin
Name:	Dennis McLaughlin
Title:	CEO

SELLER:

MOUNTAIN STATES PETROLEUM COMPANY

By:	/s/ Dennis McLaughlin
Name:	Dennis McLaughlin
Title:	President

SELLER:

BC&D OIL AND GAS CORPORATION

By:	/s/ Dennis McLaughlin
Name:	Dennis McLaughlin
Title:	President

BUYER:

IMPERIAL PETROLEUM, INC.

By:	/s/ Jeffrey T. Wilson
Name:	Jeffrey T. Wilson
Title:	President